Exhibit 99.1

[ONEOK LOGO]                                                                                                                                            Financial News

January 31, 2003	Analyst Contact:	Weldon Watson, 918-588-7158

ONEOK CLOSES $300 MILLION SALE OF RESERVES

TO CHESAPEAKE ENERGY

Tulsa, Oklahoma – ONEOK, Inc. (NYSE:OKE) today announced it has closed the sale of certain natural gas and oil producing properties to Chesapeake Energy (NYSE:CHK) for $300 million in cash. The company expects to record a pre-tax gain on the sale of approximately $66 to $70 million, which reflects adjustments for operating income and capital expenditures subsequent to the November 30, 2002, effective date and other closing adjustments in the first quarter of 2003.

David Kyle, ONEOK chairman, president and chief executive officer, said, “It is important to recognize that ONEOK has not exited the production business. There is value in owning and controlling reserves as an integrated diversified energy business. We have a proven strategy of acquiring and developing reserves. We will take advantage of opportunities to grow this segment when the prices and timing are right.”

ONEOK estimates the annual production of its retained properties will be approximately eight billion cubic feet of natural gas and 370,000 barrels of oil. This represents about a third of its previous annual production.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in 28 states. The company is the largest natural gas distributor in Kansas and Oklahoma and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas Company and Texas Gas Service serving 1.9 million customers.

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the web site: www.oneok.com.

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